Filed Pursuant to Rule 424b(3)

Registration Nos. 333-132484

333-132484-01

POWERSHARES DB G10 CURRENCY HARVEST FUND

DB G10 CURRENCY HARVEST MASTER FUND

SUPPLEMENT DATED OCTOBER 26, 2006 TO

PROSPECTUS DATED SEPTEMBER 15, 2006

This Supplement updates certain information relating to DB Commodity Services LLC, contained in the Prospectus dated September 15, 2006, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB G10 Currency Harvest Fund (the “Fund”) and DB G10 Currency Harvest Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

1. The initial two paragraphs under the sub-heading “Principals and Key Employees” on page 63 of the Prospectus are hereby amended and replaced, in its entirety, by the following:

“Kevin Rich, Gregory Collett and Martin Kremenstein serve as the Chief Executive Officer, Chief Operating Officer and Principal Financial Officer and Vice President of the Managing Owner, respectively.

The Managing Owner is managed by a Board of Managers. The Board of Managers is comprised of Messrs. Rich, Collett and Kremenstein.”

2. The biography of Kevin Rich set forth on page 63 of the Prospectus is hereby amended and replaced, in its entirety, with the following:

“Kevin Rich joined Deutsche Bank AG in June 2003 and serves as a Director in the Global Currency & Commodities Complex Risk Group with responsibility for providing currency and commodity-based investor solutions to the DB sales force in the Americas. Mr. Rich serves as an associated person, principal and Chief Executive Officer of the Managing Owner and as an associated person of Deutsche Bank Securities Inc. Prior to joining Deutsche Bank, Mr. Rich was a Regional Vice President from November 2002 through May 2003 in Product Distribution for Claymore Securities, Inc. (“Claymore”), responsible for distribution of closed-end funds and unit investment trusts in the State of New York. Mr. Rich acted as an independent product development consultant prior to joining Claymore (August through October, 2002). From January 2000 through July 2002, Mr. Rich worked at Lehman Brothers, Inc. Mr. Rich served in several roles supporting the equities, fixed income and investment banking product lines. Mr. Rich received his MBA in Finance from the New York University Leonard N. Stern School of Business in 1996 and his Bachelors of Science in Business Administration from Taylor University in Upland, Indiana in 1983.”

3. The biography of Robert Lazarus set forth on page 63 of the Prospectus is deleted and replaced, in its entirety, with the biography of Martin Kremenstein, as follows:

“Martin Kremenstein joined Deutsche Bank AG in August 2006, and serves as a Vice President in the Global Currency & Commodities Complex Risk Group with responsibility for providing currency and commodity-based investor solutions to the DB sales force in the Americas. Mr. Kremenstein serves as a Vice President of the Managing Owner. Prior to joining Deutsche Bank, Mr. Kremenstein worked for JPMorgan Chase from September 1998 to August 2006, initially in London and then, from June 2003, in New York. From February 2005 to August 2006, Mr. Kremenstein worked in Market Risk Management, covering the Credit Portfolio division initially as an Associate, and later as a Vice President. From September 1998 to February 2005, Mr. Kremenstein worked in various roles in Operations at JPMorgan Chase, including managing the Credit Portfolio Credit Hedge Analysis team, managing projects for the Credit Portfolio Market Hedge team, and managing P&L production for the Counterparty Risk Book (London). Mr. Kremenstein received his B.A. from the University of Leeds in 1998. His listing as a principal and registration as an associated person of the Managing Owner are pending with the National Futures Association.”

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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING

IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS

DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner